Global Crossing Announces
First Quarter 2008 Financial Results

  "Invest and grow" revenue increased 36 percent year over year to $517 million.
  Consolidated revenue grew for the eighth consecutive quarter to $630 million, a 25 percent increase year over year.
  Consolidated adjusted gross margin grew 50 percent year over year to $331 million.
  Consolidated adjusted cash EBITDA grew $75 million year over year to $67 million.

FOR IMMEDIATE RELEASE: WEDNESDAY, MAY 7, 2008

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today reported its unaudited consolidated financial and operational results for the first quarter of 2008.

Summary

Global Crossing's consolidated revenue grew 25 percent year over year to $630 million for the first quarter of 2008, and adjusted gross margin was $331 million or 53 percent of revenue. "Invest and grow" revenue increased 36 percent year over year to $517 million. Adjusted cash EBITDA was $67 million, and the company generated $25 million in cash from operating activities. Adjusted cash EBITDA and adjusted gross margin are non-GAAP measures which are defined and reconciled below.

"Our results for the first quarter mark a solid start to 2008. We delivered healthy growth in revenues and the third consecutive quarter of positive adjusted cash EBITDA in all segments," said John Legere, Global Crossing's chief executive officer.  "Our performance demonstrates the execution of our strategy and focus on continued growth."

Revenue and Margin
Global Crossing's consolidated revenue grew for the eighth consecutive quarter. For the first quarter of 2008, total consolidated revenue reached $630 million, compared with $616 million in the fourth quarter of 2007 and $504 million in the first quarter of 2007. The company's "invest and grow" category - namely that part of the business focused on serving global enterprises and carrier customers excluding wholesale voice - generated revenue of $517 million for the first quarter, an increase of $13 million or 3 percent sequentially and an increase of $136 million or 36 percent year over year. The sequential growth in "invest and grow" revenue was attributable to continued growth of core services in Global Crossing's "rest of world" (ROW) and GC Impsat segments.

The company's ROW segment reported $278 million of "invest and grow" revenue, an improvement of $11 million or 4 percent sequentially and $38 million or 16 percent on a year-over-year basis. The company's GCUK segment reported $150 million in "invest and grow" revenue, a sequential decrease of $1 million and an increase of $9 million or 6 percent on a year-over-year basis. Excluding currency fluctuations, GCUK experienced sequential revenue growth of $4 million. GC Impsat generated "invest and grow" revenue of $95 million, a sequential increase of $4 million or 4 percent.

Global Crossing's wholesale voice business was stable and generated $112 million of revenue in the quarter, which was an increase of $1 million compared to the fourth quarter of 2007 and a decrease of $10 million year over year.

The company continued to see robust order levels with an average monthly order volume of $4.1 million for the first three months of 2008, an increase over 2007 order levels.

For the first quarter, Global Crossing reported consolidated adjusted gross margin of $331 million or 53 percent of revenue. This compares with $323 million or 52 percent in the fourth quarter of 2007 and $220 million or 44 percent in the first quarter of 2007. The company's "invest and grow" business generated $314 million of adjusted gross margin in the first quarter or 61 percent of revenue. This compares with "invest and grow" adjusted gross margin of $305 million or 61 percent in the fourth quarter of 2007 and $207 million or 54 percent in the first quarter of 2007.

Costs

Cost of access expense for the first quarter was $299 million, compared with $293 million for the fourth quarter of 2007 and $284 million for the first quarter of 2007. Cost of access expense increased by $6 million on a sequential basis, compared with incremental consolidated revenue of $14 million.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third party maintenance; and cost of equipment sales -- increased to $453 million in the first quarter, compared with $436 million in the fourth quarter of 2007 and $421 million in the first quarter of 2007. Without GC Impsat, cost of revenue would have declined $14 million on a year-over-year basis. Excluding cost of access, cost of revenue would have been $154 million in the first quarter, compared with $143 million in the fourth quarter of 2007 and $137 million in the first quarter of 2007. The sequential increase in these costs resulted primarily from the annual resetting of the annual bonus program accrual to target levels and higher facility operating costs resulting from the company's decision to convert idle real estate into productive operating assets in connection with the establishment of the company's European collocation business.

Sales, general and administrative (SG&A) expenses were $132 million in the quarter, compared with $84 million in the fourth quarter of 2007 and $106 million in the first quarter of 2007. The fourth quarter of 2007 included a net $30 million non-cash benefit as a result of a restructuring reserve release related to the company's decision to convert idle real estate into productive assets as noted above. Excluding the impact of this $30 million non-cash benefit, the remaining sequential increase in the first quarter of 2008 was due to a combination of the annual resetting of the annual bonus program accruals to target levels, increased salary expense resulting from the sales force augmentation, and increased labor-related benefit costs associated with the annual resetting of certain benefit program contribution levels. The year-over-year increase was attributable to the acquisition of GC Impsat. Excluding GC Impsat, SG&A would have declined $5 million on a year-over-year basis.

Earnings
Global Crossing reported adjusted cash EBITDA of $67 million in the first quarter of 2008, compared with $100 million in the prior quarter and a loss of $8 million in the first quarter of 2007.

Adjusted cash EBITDA in the fourth quarter of 2007 included a benefit of $30 million relating to the above described real estate reserve release, which benefited the ROW segment. Excluding the $30 million non-cash benefit, the remaining sequential decline in adjusted cash EBITDA was primarily due to higher facility operating costs associated with the company's decision to convert idle real estate into productive operating assets as noted above, increased salary expense resulting from the sales force augmentation, and increased labor-related benefit costs associated with the annual resetting of certain benefit program contribution levels.

For the third consecutive quarter, all segments reported positive adjusted cash EBITDA. On a segment basis, the ROW, GCUK and GC Impsat segments generated $6 million, $38 million and $23 million of adjusted cash EBITDA, respectively, in the first quarter of 2008.

Global Crossing's consolidated net loss applicable to common shareholders was $70 million for the first quarter of 2008, compared with net income of $1 million in the fourth quarter of 2007 and a net loss of $121 million in the first quarter of 2007. Net income in the fourth quarter of 2007 included a $30 million non-cash benefit relating to the real estate reserve release as noted above and a $31 million net gain on pre-confirmation contingencies. Excluding these fourth quarter movements, the remaining sequential decline in net income was primarily due to an increase in stock-based compensation costs resulting from the annual resetting of the annual bonus program accrual to target levels.

Cash and Liquidity

As of March 31, 2008, Global Crossing had $420 million of cash and cash equivalents, including $58 million of restricted cash and cash equivalents.

Cash flow provided by operating activities for the first quarter was $25 million, including $26 million in cash interest paid and $31 million in proceeds from the sale of indefeasible rights of use (IRUs) and prepaid services in the first quarter. The company used $59 million for capital expenditures and principal payments on capital leases and long-term debt. The company's net decrease in cash and cash equivalents in the first quarter was $35 million.

Note regarding contributions from GC Impsat

Global Crossing acquired Impsat Fiber Networks on May 9, 2007. Financial results for the first quarter of 2007 do not include contributions from GC Impsat. References made to segment revenue and costs are gross of intersegment eliminations as reported in the attached financial tables.

Guidance

The following table is provided for informational purposes only and represents the company's 2008 guidance as provided on March 12, 2008.

Metric	2008 Guidance
($ in millions)
Revenue	$2,570 - $2,675
Adjusted Cash EBITDA	$320 - $380
Cash Use	($85) - ($35)

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Thursday, May 8, 2008 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 271 4606 or +44 (0) 870 001 3120. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Thursday, May 8, 2008 beginning at 11:00 a.m. EDT and will be accessible until Thursday, May 15, 2008 at 11:00 a.m. EDT.  To access the replay, North American callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21382146. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21382146.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects approximately 390 cities in more than 30 countries worldwide, and delivers services to approximately 690 cities in more than 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; our expectation to raise equipment financings in amounts greater than in 2007 is subject to negotiating acceptable terms from equipment vendors and financing parties, which could prove more difficult given adverse changes in the credit markets; greater than anticipated increases in operating expenses and capital expenditures needed to support the company's revenue growth; the company's reliance on cash generated by individually significant prepayments for services; demands from access vendors to reduce the company's days payable outstanding; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; failure to achieve expected synergies or operating results resulting from the acquisition of GC Impsat; possible violations of the Foreign Corrupt Practices Act, particularly by GC Impsat and other acquired businesses; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations, including currency exchange-related risks; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to significant contingent liabilities; and other risks referenced from time to time in the company's and GC Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Fernanda Marques

Latin America

+ 55 11 3957 2042

LatAmPR@globalcrossing.com

Analysts/Investors Contact

Suzanne Lipton

+ 1 800 836 0342

glbc@globalcrossing.com

Tony Suarez

+1 800 836 0342

glbc@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries													Table 1
Unaudited Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin
($ in millions)

	Quarter Ended March 31, 2008					Quarter Ended December 31, 2007					Quarter Ended March 31, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$ 150	$ 91	$ 276	$ -	$ 517	$ 151	$ 88	$ 265	$ -	$ 504	$ 141	$ 240	$ 381
Wholesale voice	3	2	107	-	112	2	3	106	-	111	3	119	122
Other	-	-	1	-	1	-	-	1	-	1	-	1	1
Intersegment revenue	-	4	2	(6)	-	-	3	2	(5)	-	-	-	-
Consolidated revenues	$ 153	$ 97	$ 386	$ (6)	$ 630	$ 153	$ 94	$ 374	$ (5)	$ 616	$ 144	$ 360	$ 504

Cost of access:
Enterprise, carrier data and indirect channels	$ (44)	$ (22)	$ (137)	$ -	$ (203)	$ (43)	$ (21)	$ (135)	$ -	$ (199)	$ (40)	$ (134)	$ (174)
Wholesale voice	(2)	(2)	(92)	-	(96)	(2)	(2)	(90)	-	(94)	(3)	(107)	(110)
Other	-	-	-	-	-	-	-	-	-	-	-	-	-
Intersegment cost of access	-	(2)	(3)	5	-	-	(2)	(2)	4	-	-	-	-
Consolidated cost of access	$ (46)	$ (26)	$ (232)	$ 5	$ (299)	$ (45)	$ (25)	$ (227)	$ 4	$ (293)	$ (43)	$ (241)	$ (284)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 106	$ 69	$ 139	$ -	$ 314	$ 108	$ 67	$ 130	$ -	$ 305	$ 101	$ 106	$ 207
Wholesale voice	1	-	15	-	16	-	1	16	-	17	-	12	12
Other	-	-	1	-	1	-	-	1	-	1	-	1	1
Intersegment adjusted gross margin	-	2	(1)	(1)	-	-	1	-	(1)	-	-	-	-
Consolidated adjusted gross margin	$ 107	$ 71	$ 154	$ (1)	$ 331	$ 108	$ 69	$ 147	$ (1)	$ 323	$ 101	$ 119	$ 220

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

Definition: Adjusted gross margin is revenue minus cost of access. See Table 4 for the reconciliation of adjusted gross margin to gross margin.

Global Crossing Limited and Subsidiaries														Table 2
Unaudited Consolidated Statements of Operations
($ in millions)

	Quarter Ended March 31, 2008					Quarter Ended December 31, 2007					Quarter Ended March 31, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Total

REVENUE	$ 153	$ 97	$ 386	$ (6)	$ 630	$ 153	$ 94	$ 374	$ (5)	$ 616	$ 144	$ -	$ 360	$ 504
Cost of revenue
Cost of access	(46)	(26)	(232)	5	(299)	(45)	(25)	(227)	4	(293)	(43)	-	(241)	(284)
Real estate, network and operations	(25)	(13)	(67)	1	(104)	(20)	(15)	(59)	1	(93)	(24)	-	(64)	(88)
Third party maintenance	(9)	(5)	(13)	-	(27)	(8)	(5)	(15)	-	(28)	(9)	-	(15)	(24)
Cost of equipment sales	(18)	(2)	(3)	-	(23)	(17)	-	(5)	-	(22)	(18)	-	(7)	(25)
Total cost of revenue	(98)	(46)	(315)	6	(453)	(90)	(45)	(306)	5	(436)	(94)	-	(327)	(421)
Selling, general and administrative	(20)	(31)	(81)	-	(132)	(20)	(28)	(36)	-	(84)	(18)	-	(88)	(106)
Depreciation and amortization	(22)	(17)	(37)	-	(76)	(22)	(19)	(37)	-	(78)	(18)	-	(32)	(50)
OPERATING INCOME (LOSS)	13	3	(47)	-	(31)	21	2	(5)	-	18	14	-	(87)	(73)
OTHER INCOME (EXPENSE)
Interest expense, net	(15)	(7)	(18)	-	(40)	(15)	(8)	(11)	-	(34)	(15)	(2)	(12)	(29)
Other income (expense), net	-	(1)	21	-	20	(3)	4	12	-	13	-	(2)	(4)	(6)
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(2)	(5)	(44)	-	(51)	3	(2)	(4)	-	(3)	(1)	(4)	(103)	(108)
Net gain on preconfirmation contingencies	-	-	-	-	-	-	-	31	-	31	-	-	-	-
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(2)	(5)	(44)	-	(51)	3	(2)	27	-	28	(1)	(4)	(103)	(108)
Provision for income taxes	-	(5)	(13)	-	(18)	(9)	(2)	(15)	-	(26)	(1)	-	(11)	(12)
NET INCOME (LOSS)	(2)	(10)	(57)	-	(69)	(6)	(4)	12	-	2	(2)	(4)	(114)	(120)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (2)	$ (10)	$ (58)	$ -	$ (70)	$ (6)	$ (4)	$ 11	$ -	$ 1	$ (2)	$ (4)	$ (115)	$ (121)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat. Amounts included in the GC Impsat Segment for the three months ended March 31, 2007 primarily relate to activity by an entity that issued $225 of Senior Notes on February 14, 2007 in contemplation of the Impsat acquisition.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Cash EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure. Global Crossing's calculation of its Adjusted Cash EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted Cash EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted Cash EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited												Table 3
Unaudited Reconciliation of Adjusted Cash EBITDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

	Quarter Ended March 31, 2008				Quarter Ended December 31, 2007				Quarter Ended March 31, 2007
	GCUK	GC Impsat	ROW[1]	Total	GCUK	GC Impsat	ROW[1]	Total	GCUK	GC Impsat	ROW[1]	Total

Adjusted Cash EBITDA	$ 38	$ 23	$ 6	$ 67	$ 43	$ 22	$ 35	$ 100	$ 34	$ -	$ (42)	$ (8)
Non-cash stock compensation expense	(3)	(3)	(16)	(22)	-	(1)	(3)	(4)	(2)	-	(13)	(15)
Depreciation and amortization	(22)	(17)	(37)	(76)	(22)	(19)	(37)	(78)	(18)	-	(32)	(50)
Interest expense, net	(15)	(7)	(18)	(40)	(15)	(8)	(11)	(34)	(15)	(2)	(12)	(29)
Other income (expense), net	-	(1)	21	20	(3)	4	12	13	-	(2)	(4)	(6)
Net gain on preconfirmation contingencies	-	-	-	-	-	-	31	31	-	-	-	-
Income tax provision	-	(5)	(13)	(18)	(9)	(2)	(15)	(26)	(1)	-	(11)	(12)
Preferred stock dividends	-	-	(1)	(1)	-	-	(1)	(1)	-	-	(1)	(1)
Net income (loss) applicable to common shareholders	$ (2)	$ (10)	$ (58)	$ (70)	$ (6)	$ (4)	$ 11	$ 1	$ (2)	$ (4)	$ (115)	$ (121)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat. Amounts included in the GC Impsat Segment for the three months ended March 31, 2007 primarily relate to activity by an entity that issued $225 of Senior Notes on February 14, 2007 in contemplation of the Impsat acquisition.

Definition: Adjusted cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Pursuant to the SEC's Regulation G, the following table provides reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure. Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue. Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited and Subsidiaries													Table 4
Unaudited Reconciliation of Adjusted Gross Margin to Gross Margin
($ in millions)

	Quarter Ended March 31, 2008					Quarter Ended December 31, 2007					Quarter Ended March 31, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Adjusted gross margin	$ 107	$ 71	$ 154	$ (1)	$ 331	$ 108	$ 69	$ 147	$ (1)	$ 323	$ 101	$ 119	$ 220
Real estate, network and operations	(25)	(13)	(67)	1	(104)	(20)	(15)	(59)	1	(93)	(24)	(64)	(88)
Third party maintenance	(9)	(5)	(13)	-	(27)	(8)	(5)	(15)	-	(28)	(9)	(15)	(24)
Cost of equipment sales	(18)	(2)	(3)	-	(23)	(17)	-	(5)	-	(22)	(18)	(7)	(25)
Gross margin	$ 55	$ 51	$ 71	$ -	$ 177	$ 63	$ 49	$ 68	$ -	$ 180	$ 50	$ 33	$ 83

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

Definition: Adjusted gross margin is revenue minus cost of access.

Global Crossing Limited		Table 5
Condensed Consolidated Balance Sheets
($ in millions)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 362	$ 397
Restricted cash and cash equivalents - current portion	23	18
Accounts receivable, net of allowances of $62 and $52	353	345
Prepaid costs and other current assets	133	121
Total current assets	871	881

Restricted cash and cash equivalents - long-term	35	35
Property and equipment, net of accumulated depreciation of $722 and $664	1,471	1,467
Intangible assets, net (including goodwill of $159 and $158)	193	193
Other assets	89	91
Total assets	$ 2,659	$ 2,667

LIABILITIES:
Current liabilities:
Short-term debt	$ 2	$ -
Accounts payable	284	286
Accrued cost of access	112	107
Current portion of long-term debt	26	26
Accrued restructuring costs - current portion	17	17
Deferred revenue - current portion	167	164
Other current liabilities	428	395
Total current liabilities	1,036	995

Long-term debt	1,253	1,249
Obligations under capital leases	122	123
Deferred revenue	262	262
Accrued restructuring costs	20	20
Other deferred liabilities	81	81
Total liabilities	2,774	2,730

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
55,456,808 and 54,552,045 shares issued and outstanding as of
March 31, 2008 and December 31, 2007, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value,
18,000,000 shares issued to controlling shareholder and outstanding	2	2
Additional paid-in capital	1,340	1,307
Accumulated other comprehensive loss	(58)	(42)
Accumulated deficit	(1,400)	(1,331)
Total shareholders' deficit	(115)	(63)
Total liabilities and shareholders' deficit	$ 2,659	$ 2,667

Global Crossing Limited		Table 6
Condensed Consolidated Statements of Cash Flows
($ in millions)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)
Cash flows provided by (used in) operating activities:
Net loss	$ (69)	$ (120)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on sale of property and equipment	-	1
Non-cash income tax provision	15	10
Non-cash stock compensation expense	22	15
Depreciation and amortization	76	50
Provision for doubtful accounts	3	1
Amortization of prior period IRUs	(4)	(2)
Change in long-term deferred revenue	4	12
Changes in operating working capital	(2)	(25)
Other	(20)	8
Net cash provided by (used in) operating activities	25	(50)

Cash flows used in investing activities:
Purchases of property and equipment	(44)	(33)
Change in restricted cash and cash equivalents	(5)	(230)
Net cash used in investing activities	(49)	(263)

Cash flows provided by (used in) financing activities:
Proceeds from short-term and long-term debt	4	247
Repayment of capital lease obligations	(13)	(10)
Repayment of long-term debt	(4)	(2)
Other	1	(3)
Cash flows provided by (used in) financing activities	(12)	232
Effect of exchange rate changes on cash and cash equivalents	1	-
Net decrease in cash and cash equivalents	(35)	(81)
Cash and cash equivalents, beginning of period	397	459
Cash and cash equivalents, end of period	$ 362	$ 378

Non-cash investing and financing activities:
Capital lease and debt obligations incurred	$ 17	$ 31